EXHIBIT 99.1

PHH Corporation Announces Sale of Certain Assets of PHH Home Loans

PHH Mortgage, Realogy Mutually Agree to Exit Existing PHH Home Loans Joint Venture Relationship

Mount Laurel, NJ — February 15, 2017 — PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) today announced that it has entered into an agreement with Guaranteed Rate Affinity LLC, a new joint venture established by Guaranteed Rate, Inc. (“Guaranteed Rate”) and Realogy Holdings Corp. (NYSE: RLGY) (“Realogy”), for the sale of certain assets of PHH Home Loans (“the transaction”). As part of the transaction, Guaranteed Rate Affinity will acquire certain assets of PHH Home Loans’ mortgage operations, including its four regional mortgage origination and processing centers, corporate relocation division and a substantial majority of employees across the United States.

Following the completion of the transaction and subsequent monetization of the net investment in PHH Home Loans, the Company expects to realize cash proceeds of $92 million before estimated transaction and other costs. The closing of the transaction is subject to Guaranteed Rate Affinity meeting certain state mortgage licensing requirements, PHH stockholder approval and other closing requirements. The transaction is expected to include a series of interim asset sale closings with the initial closing targeted to occur in June 2017 and the final closing expected to occur during the fourth quarter 2017.

Glen A. Messina, President and CEO of PHH Corporation, said, “We are pleased to have reached an agreement with Guaranteed Rate Affinity for the sale of the assets of our PHH Home Loans joint venture. The decision to sell our existing Joint Venture is a result of our review of strategic alternatives. We believe this outcome represents the best opportunity to maximize the value of this platform and, when combined with the previously announced sale of MSRs, enables us to realize a substantial portion of our balance sheet value.”

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading provider of end-to-end mortgage solutions through its subsidiary, PHH Mortgage. Its outsourcing model and proven expertise, combined with a strong commitment to operational excellence and customer service, has enabled PHH Mortgage to become one of the largest non-bank originators and servicers of residential mortgages in the United States. PHH Mortgage provides mortgage solutions for the real estate market and financial institutions, and offers home financing directly to consumers. For additional information, please visit www.phh.com.

About PHH Home Loans

Headquartered in Mount Laurel, New Jersey, PHH Home Loans, LLC is a joint venture between PHH Mortgage, a subsidiary of PHH Corporation (NYSE: PHH), and Realogy Holdings Corp. (NYSE: RLGY). Through this joint venture, we provide mortgage services to more than 700 real estate offices within NRT, LLC, a subsidiary of Realogy and the nation’s largest residential real estate brokerage company. For additional information, please visit www.phhhomeloans.com.

Additional Information and Where to Find It

In connection with the proposed transaction, PHH will file a proxy statement with the Securities and Exchange Commission (“SEC”). Stockholders are strongly advised to read the proxy statement and any other relevant documents filed with the SEC as they become available because they will contain important information about the proposed transaction. Stockholders may obtain a copy of the proxy statement when available along with other documents filed by the Company, free of charge, by contacting PHH Investor Relations: in writing at PHH Corporation, 3000 Leadenhall Road, Mt. Laurel, NJ 08054, by telephone at 856-917-7405, by email at investor.relations@phh.com, or by accessing the PHH website at www.phh.com, or the SEC website at www.sec.gov.

Participants in Solicitation

The Company and its directors, executive officers, and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Information concerning PHH’s directors and executive officers is set forth in the proxy statement for PHH’s 2016 annual meeting of stockholders as filed with the SEC on Schedule 14A on April 28, 2016, and in its most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the SEC on February 26, 2016.  Information regarding the interests of such directors and executive officers in the solicitation will be more specifically set forth in the proxy statement concerning the proposed transaction that will be filed with the SEC. In addition to the proxy statement, PHH files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information at the SEC public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-3030 for further information on the public reference rooms. PHH’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events.  All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.  Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov.  Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Contact Information:

Investors
Hugo Arias
hugo.arias@phh.com
(856) 917-0108

Media
Dico Akseraylian
dico.akseraylian@phh.com
(856) 917-0066